SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : October 11, 2022

Commission File No. 000-52622

Green Planet Bioengineering Co. Limited
(Exact name of registrant as specified in its charter)

Florida	37-1532842
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20807 Biscayne Blvd. #203 Aventura, FL 33180

(Address of principal executive offices)

(786) 279-2900

(Issuer telephone number)

(Former Name and Address)

ITEM 4.01 Change in Registrant’s Certifying Accountant

Effective October 10, 2022 Liggett and Webb P.A. (“Liggett and Webb”) have resigned as the independent registered public accounting firm for Green Planet Bioengineering Co. Limited., a Delaware Corporation (the “Registrant”) and Assurance Dimensions Certified Public Accountants and Associates (“Assurance Dimensions”) was engaged as the Registrant’s independent registered public accounting firm.

The reports on the Registrant’s financial statements for each of the two fiscal years ended December 31, 2020 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles other than qualifying that the financial statements have been prepared assuming that the Registrant will continue as a going concern and the Registrant’s continued financial support from its parent to continue as a going concern. The change in auditors was recommended and approved by the Board of Directors of Green Planet Bioengineering Co. Limited.

In connection with the audit of the Registrant’s financial statements for the fiscal year ended December 31, 2021 and through October 10, 2022 there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Liggett and Webb would have caused the auditor to make reference to the matter in its reports.

The Registrant has provided Liggett and Webb with a copy of this current report on Form 8-K and has requested Liggett and Webb to furnish the Registrant with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements. Liggett and Webb’s response letter, dated October 11, 2022, is filed as Exhibit 16.1 to this current report on Form 8-K.

Prior to Assurance Dimensions’ engagement, the Registrant did not consult with Assurance Dimensions regarding either the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Registrant’s financial statements.

EXHIBITS:

EXHIBIT 16.1	Liggett and Webb P.A. Response Letter

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Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Green Planet Bioengineering Co. Limited

October 11, 2022	/s/ Jordan Weingarten
Jordan Weingarten
President and Director

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